Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated November 27, 2013, relating to the financial statements of Committed Capital Acquisition Corporation II for the year ended December 31, 2012. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

November 27, 2013